NETSOL Technologies Reports Fiscal First Quarter 2018 Financial Results

CALABASAS, Calif., November 9, 2017 – NETSOL Technologies, Inc. (NASDAQ: NTWK), a global business services and enterprise application solutions provider, reported results for the fiscal first quarter ended September 30, 2017.

Recent Operational Highlights

●	Reported quarterly cost savings of $2.3 million directly tied to recent cost rationalization initiatives with an anticipated reduction of more than $6.0 million through fiscal 2018.

●	Amended the 12 country NFS Ascent™ contract for approximately $9.1 million in future revenues in addition to what was previously projected from the customer. The revenue will be recognized over the contract term as the support services are performed.

●	Implemented the Loan Origination System and the Whole Sale Financial System in Thailand and Korea, in connection with the 12 country NFS Ascent™ contract.

●	Delivered the first major release of NFS Ascent™ to China as part of the 12 country NFS Ascent™ contract.

●	Signed a proof of concept agreement with one of the oldest and largest banks in Australia.

●	Mizhou Balimore, a Japanese bank in Indonesia, went live with the first phase of its NFS Ascent digital solution.

Fiscal First Quarter 2018 Financial Results

Total net revenues for the first quarter of fiscal 2018 were $12.8 million, compared with $17.1 million in the prior year period. The decrease in total net revenues was primarily due to a decrease in license fees of $5.3 million which was offset by an increase in services revenue of $1.2 million.

●	Total license fees were $370,000, compared with $5.7 million in the prior year period.

●	Total maintenance fees were $3.6 million, compared with $3.7 million in the prior year period.

●	Total services revenues were $8.9 million, compared with $7.7 million in the prior year period.

Gross profit for the first quarter of fiscal 2018 was $4.8 million (or 37.5% of net revenues), which was down from $8.2 million (or 47.8% of net revenues) in the first quarter of fiscal 2017. The decrease in gross profit was primarily due to a $4.3 million decrease in total net revenues offset by a $901,000 decrease in cost of revenues for the quarter. The decrease in cost of revenues was primarily due to a decrease in salaries and consultant costs of $429,000 related to the right sizing of technical employees at key locations including Pakistan, Thailand, China, UK and North America.

Operating expenses for the first quarter of fiscal 2018 decreased 19.1% to $5.9 million (or 46.3% of net revenues) from $7.3 million (or 42.9% of net revenues) for the first quarter of fiscal 2017. The decrease in operating expenses was primarily due to cost reduction in selling and marketing expenses, salaries and wages, depreciation, and professional services.

GAAP net loss attributable to NETSOL for the first quarter of fiscal 2018 totaled $369,000 or $(0.03) per diluted share, compared with net loss of $386,000 or $(0.04) per diluted share in the first quarter of fiscal 2017.

Non-GAAP adjusted EBITDA for the first quarter of fiscal 2018 totaled $970,000 or $0.09 per diluted share, compared with $1.3 million or $0.12 per diluted share in the first quarter of fiscal 2017 (see note regarding “Use of Non-GAAP Financial Measures,” below for further discussion of this non-GAAP measure).

At September 30, 2017, cash and cash equivalents were $8.6 million, compared with $14.2 million at the end of the prior quarter.

Stock Repurchase Program

On July 18, 2017, NETSOL’s board of directors approved a stock repurchase program that authorizes repurchases of up to one million shares of its common stock through December 16, 2017. Under the program, the company may repurchase its common stock in the open market from time-to-time, in amounts, at prices, and at such times as the company deems appropriate, subject to market conditions and federal and state laws governing such transactions. NETSOL expects to fund the repurchase with its existing cash balance and cash generated from operations. To date, the company has repurchased 139,275 shares of its common stock at an aggregate value of $601,000.

Management Commentary

“The fiscal first quarter, while historically our slowest due to traditional seasonality, was another productive period in our development, giving us increased optimism about the future for NETSOL and our core product NFS Ascent,” said company founder, chairman and Chief Executive Officer Najeeb Ghauri. “Despite continued elongated sales cycles, we remain encouraged with Ascent’s robust pipeline, making additional progress and receiving continued demand from many existing and new partners during the quarter. In the meantime, we are realizing significant cost reductions related to our operational efficiency initiatives, which we began last December. In fact, during the first quarter we achieved $2.3 million in cost savings directly tied to these measures.

“Moving forward, our focus remains on positioning NETSOL to be able to effectively capitalize on the significant long-term opportunity in the massive global asset finance and leasing industry while also profitably scaling our business.”

Conference Call

NETSOL Technologies management will hold a conference call today (November 9, 2017) at 9:00 a.m. Eastern time (6:00 a.m. Pacific time) to discuss these financial results. A question and answer session will follow management’s presentation.

U.S. dial-in: 1-877-407-0789

International dial-in: 1-201-689-8562

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcasted live and available for replay here and via the Investor Relations section of NETSOL’s website.

A replay of the conference call will be available after 12:00 p.m. Eastern time on the same day through November 23, 2017.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13672631

About NETSOL Technologies

NETSOL Technologies, Inc. (NASDAQ: NTWK) is a worldwide provider of IT and enterprise software solutions primarily serving the global Leasing and Finance industry. The Company’s suite of applications is backed by 40 years of domain expertise and supported by a committed team of more than 1000 professionals placed in eight strategically located support and delivery centers throughout the world. NFS, LeasePak, LeaseSoft or NFS Ascent – help companies transform their Finance and Leasing operations, providing a fully automated asset-based finance solution covering the complete leasing and finance lifecycle.

Forward-Looking Statements

Certain statements in this press release are forward-looking in nature, including, but not limited to, expected net revenue and the demand for and sales lifecycle of NFS Ascent and the benefit of certain cost savings undertaken in the past fiscal year, and accordingly, are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “expects,” “anticipates,” variations of such words, and similar expressions, identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include the progress and costs of the development of products and services and the timing of the market acceptance. The subject Companies expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

Use of Non-GAAP Financial Measures

The reconciliation of Adjusted EBITDA to net income, the most comparable financial measure based upon GAAP, as well as a further explanation of adjusted EBITDA, is included in the financial tables in Schedule 4 of this press release. Beginning with the fourth quarter of fiscal 2016, NETSOL has revised its calculation of Adjusted EBITDA to exclude the portion of Adjusted EBITDA that is attributable to its subsidiaries that have a minority interest.

Investor Relations Contact:

Matt Glover and Najim Mostamand, CFA

Liolios Group, Inc.

949-574-3860

investors@netsoltech.com

NETSOL Technologies, Inc. and Subsidiaries

Schedule 1: Consolidated Balance Sheets

	As of September 30,	As of June 30,
	2017	2017
ASSETS
Current assets:
Cash and cash equivalents	$8,554,815	$14,172,954
Accounts receivable, net of allowance of $361,416 and $571,511	7,469,888	6,583,199
Accounts receivable, net - related party	2,611,562	1,644,942
Revenues in excess of billings	22,104,283	19,126,389
Revenues in excess of billings - related party	80,057	80,705
Convertible note receivable - related party	700,000	200,000
Other current assets	2,940,599	2,463,886
Total current assets	44,461,204	44,272,075
Restricted cash	90,000	90,000
Revenues in excess of billings, net - long term	5,225,260	5,173,538
Property and equipment, net	19,646,592	20,370,703
Other assets	3,400,418	3,211,295
Intangible assets, net	16,139,921	17,043,151
Goodwill	9,516,568	9,516,568
Total assets	$98,479,963	$99,677,330

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$7,123,148	$6,880,194
Current portion of loans and obligations under capitalized leases	10,016,697	10,222,795
Unearned revenues	3,656,591	3,925,702
Common stock to be issued	88,324	88,324
Total current liabilities	20,884,760	21,117,015
Loans and obligations under capitalized leases; less current maturities	307,629	366,762
Total liabilities	21,192,389	21,483,777
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; 500,000 shares authorized;	-	-
Common stock, $.01 par value; 14,500,000 shares authorized; 11,333,129 shares issued and 11,186,570 outstanding as of September 30, 2017 and 11,225,385 shares issued and 11,190,606 outstanding as of June 30, 2017	113,331	112,254
Additional paid-in-capital	124,987,029	124,409,998
Treasury stock (At cost, 146,559 shares and 34,779 shares as of September 30, 2017 and June 30, 2017, respectively)	(954,973)	(454,310)
Accumulated deficit	(42,670,888)	(42,301,390)
Stock subscription receivable	(273,926)	(297,511)
Other comprehensive loss	(18,663,149)	(18,074,570)
Total NetSol stockholders’ equity	62,537,424	63,394,471
Non-controlling interest	14,750,150	14,799,082
Total stockholders’ equity	77,287,574	78,193,553
Total liabilities and stockholders’ equity	$98,479,963	$99,677,330

NETSOL Technologies, Inc. and Subsidiaries

Schedule 2: Consolidated Statement of Operations

	For the Three Months
	Ended September 30,
		2016
	2017	Restated
Net Revenues:
License fees	$326,066	$5,453,795
Maintenance fees	3,473,725	3,523,797
Services	7,017,737	5,556,135
License fees - related party	44,408	246,957
Maintenance fees - related party	102,963	130,631
Services - related party	1,853,877	2,165,154
Total net revenues	12,818,776	17,076,469

Cost of revenues:
Salaries and consultants	5,464,160	5,893,349
Travel	513,112	711,895
Depreciation and amortization	1,173,113	1,330,872
Other	856,582	972,338
Total cost of revenues	8,006,967	8,908,454

Gross profit	4,811,809	8,168,015

Operating expenses:
Selling and marketing	1,711,296	2,344,038
Depreciation and amortization	245,873	269,097
General and administrative	3,787,558	4,619,196
Research and development cost	185,085	92,932
Total operating expenses	5,929,812	7,325,263

Income from operations	(1,118,003)	842,752

Other income and (expenses)
Gain (loss) on sale of assets	(7,130)	(2,403)
Interest expense	(118,071)	(54,475)
Interest income	136,911	30,440
Gain (loss) on foreign currency exchange transactions	1,016,362	(414,896)
Share of net loss from equity investment	(67,562)	-
Other income (expense)	1,099	21,560
Total other income (expenses)	961,609	(419,774)

Net income (loss) before income taxes	(156,394)	422,978
Income tax provision	(24,871)	(39,875)
Net income (loss)	(181,265)	383,103
Non-controlling interest	(188,233)	(769,214)
Net income (loss) attributable to NetSol	$(369,498)	$(386,111)

Net income (loss) per share:
Net income (loss) per common share
Basic	$(0.03)	$(0.04)
Diluted	$(0.03)	$(0.04)

Weighted average number of shares outstanding
Basic	11,099,113	10,697,425
Diluted	11,099,113	10,697,425

NETSOL Technologies, Inc. and Subsidiaries

Schedule 3: Consolidated Statement of Cash Flows

	For the Three Months
	Ended September 30,
		2016
	2017	Restated
Cash flows from operating activities:
Net income (loss)	$(181,265)	$383,103
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,418,986	1,599,969
Share of net loss from investment under equity method	67,562	-
Loss on sale of assets	7,130	2,403
Stock issued for services	439,308	865,456
Fair market value of warrants and stock options granted	-	21,804
Changes in operating assets and liabilities:
Accounts receivable	(903,730)	2,336,894
Accounts receivable - related party	(1,251,994)	121,800
Revenues in excess of billing	(3,230,619)	(4,821,828)
Revenues in excess of billing - related party	(130)	93,208
Other current assets	(478,390)	306,339
Accounts payable and accrued expenses	231,645	(780,569)
Unearned revenue	(270,743)	(346,108)
Net cash used in operating activities	(4,152,240)	(217,529)

Cash flows from investing activities:
Purchases of property and equipment	(328,163)	(554,873)
Sales of property and equipment	116,023	151,818
Convertible note receivable - related party	(500,000)	-
Investment in WRLD3D	-	(555,555)
Net cash used in investing activities	(712,140)	(958,610)

Cash flows from financing activities:
Proceeds from the exercise of stock options and warrants	162,385	276,861
Proceeds from exercise of subsidiary options	-	14,013
Purchase of treasury stock	(500,663)	-
Payments on capital lease obligations and loans - net	(148,707)	(49,117)
Net cash provided by financing activities	(486,985)	241,757
Effect of exchange rate changes	(266,774)	533,292
Net decrease in cash and cash equivalents	(5,618,139)	(401,090)
Cash and cash equivalents, beginning of the period	14,172,954	11,557,527
Cash and cash equivalents, end of period	$8,554,815	$11,156,437

NETSOL Technologies, Inc. and Subsidiaries

Schedule 4: Reconciliation to GAAP

	Three Months	Three Months
	Ended	Ended
	September 30, 2017	September 30, 2016
		Restated

Net Income (loss) before preferred dividend, per GAAP	$(369,498)	$(386,111)
Non-controlling interest	188,233	769,214
Income taxes	24,871	39,875
Depreciation and amortization	1,418,986	1,599,969
Interest expense	118,071	54,475
Interest (income)	(136,911)	(30,440)
EBITDA	$1,243,752	$2,046,982
Add back:
Non-cash stock-based compensation	427,809	865,456
Adjusted EBITDA, gross	$1,671,561	$2,912,438
Less non-controlling interest (a)	(701,864)	(1,633,243)
Adjusted EBITDA, net	$969,697	$1,279,195

Weighted Average number of shares outstanding
Basic	11,099,113	10,697,425
Diluted	11,130,824	10,861,290

Basic adjusted EBITDA	$0.09	$0.12
Diluted adjusted EBITDA	$0.09	$0.12

(a)The reconciliation of adjusted EBITDA of non-controlling interest to net income attributable to non-controlling interest is as follows

Net Income attributable to non-controlling interest	$188,233	$769,214
Income Taxes	10,478	13,874
Depreciation and amortization	467,182	825,866
Interest expense	39,072	18,342
Interest (income)	(45,157)	(16,450)
EBITDA	$659,808	$1,610,846
Add back:
Non-cash stock-based compensation	42,056	22,397
Adjusted EBITDA of non-controlling interest	$701,864	$1,633,243